Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of BroadVision, Inc.
Redwood City, California.
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1/A of our report dated March 11, 2005 (except for the matters affecting the 2004 consolidated financial statements described in the Restatement discussion in Note 1 and the Convertible Debentures discussion in Note 5, as to which the date is May 26, 2006), relating to the consolidated financial statements and schedule of BroadVision, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
San Jose, California
August 11, 2006